Exhibit 99.1

Sierra Oncology Reports Second Quarter 2020 Results

- MOMENTUM Phase 3 clinical trial enrollment on track; top-line data anticipated in H1 2022 -

- Updated analyses comparing symptomatic benefits of momelotinib to ruxolitinib from the SIMPLIFY-1 Phase 3 trial anticipated in late 2020 -

VANCOUVER, August 6, 2020 - Sierra Oncology, Inc. (SRRA), a late-stage drug development company focused on the registration and commercialization of momelotinib, a JAK1, JAK2 & ACVR1 inhibitor with a potentially differentiated therapeutic profile for the treatment of myelofibrosis, today reported its financial and operational results for the second quarter ended June 30, 2020.

“We believe momelotinib, if approved, may provide an important treatment option for underserved myelofibrosis patients, in particular those with anemia and thrombocytopenia, and as such is well-positioned to generate significant value,” said Dr. Stephen Dilly, President and CEO of Sierra Oncology. “During the second quarter, we continued to advance the MOMENTUM Phase 3 trial and are on track to deliver top-line results in the first half of 2022. In anticipation of these pivotal data, we are preparing for the regulatory submission process and the potential commercialization of momelotinib, and subsequent to the end of the quarter, we substantially strengthened our senior management team to support these activities.”

“We made significant progress during the first half of 2020 operationalizing the global MOMENTUM Phase 3 trial and, while the potential impact of the COVID-19 pandemic continues to be uncertain, we are pleased with the current pace of enrollment” said Dr. Barbara Klencke, Chief Development Officer, Sierra Oncology. “During the EHA virtual conference, two world-leading physicians in the treatment of myelofibrosis reported long-term data that continue to reinforce momelotinib’s differentiated durability, safety and efficacy profile. We plan to report updated analyses in late 2020 comparing the symptomatic benefits of momelotinib to ruxolitinib from the SIMPLIFY-1 Phase 3 trial that will further emphasize momelotinib’s differentiated and competitive profile.”

“As the MOMENTUM trial ramps up, we’ve managed our resources prudently and continue to anticipate our current cash runway will extend beyond top-line data and into the second half of 2022, subject to the potential impact of COVID-19,” said Mr. Sukhi Jagpal, Chief Financial Officer of Sierra Oncology. “In addition, our Series B warrants will expire on the 75th day following the announcement of top-line data and may only be exercised by paying the exercise price in cash, which would amount to approximately $34.0 million in proceeds to the Company if fully exercised. We are also starting to explore non-dilutive options that could provide additional capital to support our North American commercialization strategy.”

Second Quarter Highlights:

•

Hosted an Analyst & Investor Call featuring a presentation by renowned myelofibrosis expert Dr. Ruben Mesa, Director of the Mays Cancer Center, home to UT Health San Antonio MD Anderson Cancer Center, who discussed momelotinib’s ability to address anemia and transfusion dependency, two critical unmet medical needs in treating patients with myelofibrosis.

•

Reported favorable Long-Term Safety and Dose Intensity data for momelotinib from more than 550 patients across the two previously conducted SIMPLIFY Phase 3 studies and their subsequent ongoing extended treatment periods, at the 25th EHA Virtual Congress.

•

Professor Claire Harrison, Guy’s and St. Thomas’ NHS Foundation Trust, London, United Kingdom presented a poster on the long-term safety profile of momelotinib, which demonstrated a lack of emergent or cumulative toxicity with extended daily administration. More than 90 SIMPLIFY-1 and SIMPLIFY-2 patients continued to receive momelotinib for 3.5 years or longer. Patients treated with momelotinib experienced rapid and sustained increases in hemoglobin, in contrast to the significant decrease in hemoglobin for patients receiving ruxolitinib. Patients treated with momelotinib also experienced significantly higher mean platelet counts compared to those receiving ruxolitinib. Importantly, patients who switched from ruxolitinib to momelotinib also achieved a sustained improvement in hemoglobin in both studies, and platelets in SIMPLIFY-1.

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Dr. Vikas Gupta, Princess Margaret Cancer Centre, Toronto, Canada, presented a poster highlighting the sustained dose intensity and prolonged clinical activity of momelotinib across the continuum of JAK inhibitor naïve and previously JAK inhibitor treated myelofibrosis patients. While the starting doses for ruxolitinib were often attenuated due to low platelets, further reductions in dose intensity were also commonly required for ruxolitinib. In contrast, momelotinib was initiated at full dose for all patients enrolled to the SIMPLIFY studies and high dose intensity was maintained in the majority over extended dosing durations. Patients who switched from ruxolitinib to momelotinib saw an immediate and sustained improvement in dose intensity.

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The data from the two interrelated presentations suggest that the favorable effect on hemoglobin and platelets allows momelotinib to be initiated at high dose intensity and maintained at high dose intensity over extended durations while retaining a favorable long-term safety profile. Notably, some patients continue to receive momelotinib 10 years after enrolling in the initial momelotinib Phase 2 trials, while 90 Phase 3 SIMPLIFY patients who enrolled into those trials 4 to 6 years ago continue to receive momelotinib, suggesting that the dosing and safety profile contributes to momelotinib’s potential ability to provide sustained benefits over extended durations.

Second Quarter 2020 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $10.2 million for the three months ended June 30, 2020 compared to $11.7 million for the three months ended June 30, 2019. The decrease was primarily due to a $2.1 million decrease in clinical trial, third-party manufacturing, research and preclinical costs for SRA737, a $1.1 million decrease in personnel-related and allocated overhead costs, and a $0.9 million decrease in third-party manufacturing costs for momelotinib. These decreases were partially offset by a $2.6 million increase in clinical trial and development costs for momelotinib. Research and development expenses included non-cash stock-based compensation of $0.9 million and $1.2 million for the three months ended June 30, 2020 and 2019, respectively.

Research and development expenses were $21.8 million for the six months ended June 30, 2020, compared with $21.9 million for the six months ended June 30, 2019. The decrease was primarily due to a $5.2 million decrease in clinical trial, third-party manufacturing, research and preclinical costs for SRA737, a $2.1 million decrease in personnel-related and allocated overhead costs, and a $0.6 million decrease in third-party manufacturing costs for momelotinib. These decreases were offset by a $6.3 million increase in clinical trial and development costs for momelotinib, and a non-cash charge of $1.5 million pertaining to the change in fair value of an obligation to issue common stock and a warrant to Gilead Sciences, Inc. (Gilead), which were issued during the first quarter of 2020. Research and development expenses included non-cash stock-based compensation of $1.5 million and $2.4 million for the six months ended June 30, 2020 and 2019, respectively.

General and administrative expenses were $6.3 million for the three months ended June 30, 2020, compared to $3.5 million for the three months ended June 30, 2019. The increase was primarily due to a non-cash $2.2 million stock-based compensation charge and a $0.6 million severance charge pertaining to an executive resignation. General and administrative expenses included non-cash stock-based compensation of $2.7 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively.

General and administrative expenses were $10.8 million for the six months ended June 30, 2020, compared to $6.8 million for the six months ended June 30, 2019. The increase was primarily due to a $3.0 million increase in personnel-related and allocated overhead costs, including a non-cash $2.2 million stock-based compensation charge noted above and $1.0 million of severance charges, offset by a decrease of $0.2 million in other personnel-related and allocated overhead costs. There was also an increase of $1.0 million in professional fees, including pre-commercial planning costs for momelotinib. General and administrative expenses included non-cash stock-based compensation of $3.1 million and $1.0 million for the six months ended June 30, 2020 and 2019, respectively.

Other income (expense), net was $24,000 of other expense, net for the three months ended June 30, 2020, compared to $0.3 million of other income, net for the three months ended June 30, 2019. The difference was primarily attributable to a decrease in interest income due to lower interest rates. Other income (expense), net was $15.7 million of other expense, net for the six months ended June 30, 2020, compared to $0.7 million of other income, net for the six months ended June 30, 2019. The difference was primarily attributable to a non-cash charge of $16.2 million related to the change in fair value of warrant liabilities which were reclassified to equity in January 2020.

For the three months ended June 30, 2020, Sierra incurred a GAAP net loss of $16.5 million compared to a GAAP net loss of $14.9 million for the months ended June 30, 2019. For the six months ended June 30, 2020, Sierra incurred a GAAP net loss of $48.4 million compared to a GAAP net loss of $27.9 million for the six months ended June 30, 2019. The GAAP net loss for the six months ended June 30, 2020 includes a non-cash charge of $16.2 million related to the change in fair value of warrant liabilities included in other income (expense), net and a $1.5 million non-cash charge pertaining to the obligation to issue securities to Gilead included in research and development expenses as mentioned above.

Non-GAAP adjusted net loss was $12.8 million for the three months ended June 30, 2020, compared with a non-GAAP adjusted net loss of $13.1 million for the three months ended June 30, 2019. Non-GAAP adjusted net loss for the three months ended June 30, 2020 and 2019 excludes expenses related to stock-based compensation. For the six months ended June 30, 2020, Sierra incurred a non-GAAP adjusted net loss of $26.1 million compared to a non-GAAP adjusted net loss of $24.5 million for the six months ended June 30, 2019. Non-GAAP adjusted net loss for the six months ended June 30, 2020 excludes expenses related to the change in fair value of warrant liabilities, the change in fair value of the securities issuance obligation, and stock-based compensation. Non-GAAP adjusted net loss for the six months ended June 30, 2019 excludes expenses related to stock-based compensation. See “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for a reconciliation of this GAAP and non-GAAP financial measure.

Cash and cash equivalents totaled $123.2 million as of June 30, 2020, compared to $147.5 million as of December 31, 2019.

As of June 30, 2020, there were 10,395,732 total shares of common stock outstanding and warrants to purchase 11,102,251 shares of common stock, with an exercise price equal to $13.20 per share. There were 2,351,055 shares issuable upon exercise of stock options and an additional warrant to purchase 1,839 shares.

About Sierra Oncology

Sierra Oncology is a late stage drug development company focused on achieving the successful registration and commercialization of momelotinib, a potent, selective and orally-bioavailable JAK1, JAK2 & ACVR1 inhibitor with a differentiated mechanism of action that enables it to potentially address all three key drivers of myelofibrosis: anemia, constitutional symptoms and enlarged spleen. Momelotinib’s therapeutic profile targets the underserved myelofibrosis patient population, in particular those with anemia and thrombocytopenia. More than 1,200 subjects have received momelotinib since clinical studies began in 2009, including more than 820 patients treated for myelofibrosis.

Sierra has launched MOMENTUM, a randomized double-blind Phase 3 clinical trial designed to enroll 180 myelofibrosis patients who are symptomatic and anemic, and who have been treated previously with a JAK inhibitor. The U.S. Food and Drug Administration has granted Fast Track designation to momelotinib. Momelotinib is protected by patents anticipated to provide potential exclusivity to 2040 in the United States and Europe (inclusive of potential Patent Term Extension or Supplementary Protection Certificate).

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations from current data, anticipated clinical development activities, impact of the COVID-19 pandemic on clinical trial plans, including enrollment and site initiations, expected timing of release of further momelotinib analysis, expected timing and success of enrollment of MOMENTUM, potential benefits of momelotinib, and Sierra Oncology’s capitalization and sufficiency of its capital resources. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, the risk that disruptions and impacts of COVID-19 will be significant and lengthy, Sierra Oncology may be unable to successfully develop and commercialize momelotinib, momelotinib may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the clinical development of momelotinib, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and momelotinib and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,233	$147,528
Prepaid expenses and other current assets	1,392	2,369

Total current assets	124,625	149,897
Property and equipment, net	97	113
Operating lease right-of-use asset	504	589
Other assets	667	729

TOTAL ASSETS	$125,893	$151,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued and other liabilities	$6,698	$7,170
Accounts payable	1,983	1,019
Deferred revenue	300	—
Warrant liabilities	—	45,935
Securities issuance obligation	—	10,485

Total current liabilities	8,981	64,609
Operating lease liability	261	374

TOTAL LIABILITIES	9,242	64,983

STOCKHOLDERS’ EQUITY:

Preferred stock	—	1
Common stock	10	74
Additional paid-in capital	930,702	851,957
Accumulated deficit	(814,061)	(765,687)

TOTAL STOCKHOLDERS’ EQUITY	116,651	86,345

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,893	$151,328

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$10,189	$11,728	$21,780	$21,865
General and administrative	6,260	3,479	10,804	6,844

Total operating expenses	16,449	15,207	32,584	28,709

Loss from operations	(16,449)	(15,207)	(32,584)	(28,709)
Other income (expense), net
Changes in fair value of warrant liabilities	—	—	(16,240)	—
Other income (expense), net	(24)	348	517	673

Total other income (expense), net	(24)	348	(15,723)	673

Loss before provision for (benefit from) income taxes, net	(16,473)	(14,859)	(48,307)	(28,036)
Provision for (benefit from) income taxes, net	(11)	19	67	(126)

Net loss	$(16,462)	$(14,878)	$(48,374)	$(27,910)

Net loss per common share, basic and diluted	$(1.58)	$(7.97)	$(4.71)	$(14.97)

Weighted-average shares used in computing net loss per common share, basic and diluted	10,395,732	1,867,207	10,276,180	1,864,684

Non-GAAP Financial Measures

In addition to operating results as calculated in accordance with GAAP, Sierra Oncology uses certain non-GAAP financial measures when evaluating operational performance. The following table presents the company’s net loss and net loss per common share calculated in accordance with GAAP and as adjusted to remove the impact of certain non-cash charges. Sierra Oncology’s management believes that these non-GAAP financial measures are useful to enhance understanding of the company’s financial performance, and are more indicative of its operational performance and facilitate a better comparison among fiscal periods.

These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. Sierra Oncology believes that non-GAAP financial measures should only be used to evaluate its results of operations in conjunction with the corresponding GAAP financial measures. Sierra Oncology encourages investors to carefully consider its results under GAAP, as well as the reconciliations between these presentations, to more fully understand our business.

Non-GAAP adjusted net loss and non-GAAP adjusted net loss per share exclude changes in fair value for warrant liabilities, changes in fair value for a securities issuance obligation and stock-based compensation. Sierra Oncology excludes changes in fair value of warrant liabilities because it is a non-cash expense and has no direct correlation to the operation of its business. Sierra Oncology excludes a non-cash charge pertaining to the changes in fair value of an obligation to issue common stock and a warrant to Gilead because it is a non-cash expense. Sierra Oncology excludes non-cash stock-based compensation expense from its non-GAAP financial measures because it believes that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.

SIERRA ONCOLOGY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands, except share and per share data)

A reconciliation between GAAP net loss to non-GAAP adjusted net loss and GAAP net loss per common share to non-GAAP adjusted net loss per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net loss	$(16,462)	$(14,878)	$(48,374)	$(27,910)
Adjustments:
Changes in fair value of warrant liabilities (1)	—	—	16,240	—
Changes in fair value to securities issuance obligation (2)	—	—	1,485	—
Stock-based compensation (3)	3,617	1,758	4,535	3,457

Non-GAAP adjusted net loss	$(12,845)	$(13,120)	$(26,114)	$(24,453)

GAAP net loss per common share, basic and diluted	$(1.58)	$(7.97)	$(4.71)	$(14.97)
Adjustment to net loss per common share	0.34	0.94	2.17	1.86

Non-GAAP adjusted net loss per common share, basic and diluted	$(1.24)	$(7.03)	$(2.54)	$(13.11)

Weighted-average shares used in computing net loss per common share, basic and diluted	10,395,732	1,867,207	10,276,180	1,864,684

(1)	To reflect a non-cash charge to other income (expense), net for the changes in fair value of warrant liabilities.
(2)	To reflect a non-cash charge to research and development expense for the changes in fair value pertaining to the obligation to issue common stock and a warrant to Gilead.
(3)	To reflect a non-cash stock-based compensation charge to research and development expense and general and administrative expense.

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com